Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES D PREFERRED STOCK
OF
IDERA PHARMACEUTICALS, INC.
(Pursuant to Section 151 of
the Delaware General Corporation Law)
     Idera Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Restated Certificate of Incorporation of the Corporation, as amended, the following resolution was adopted by the Board at a meeting duly called and held on November 4, 2011, which resolution remains in full force and effect on the date hereof:
RESOLVED, that there is hereby created and established a series of the Corporation’s authorized Preferred Stock (the “Preferred Stock”) having a par value of $0.01 per share, which series shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”) and shall consist of 1,124,260 shares. The shares of Series D Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:
     1. Dividends.
          1.1 Each holder of Series D Preferred Stock shall be entitled to receive, with respect to each share of Series D Preferred Stock then outstanding and held by such holder of Series D Preferred Stock, dividends, commencing from the date of issuance of such share of Series D Preferred Stock, at the rate of seven percent (7%) per annum (on the basis of a 360 day year) of the Series D Original Issue Price (as defined below) (the “Series D Preferred Dividends”). The Series D Preferred Dividends shall be cumulative, whether or not earned or declared, shall be paid quarterly in arrears on the last day of December, March, June and September (a “Quarterly Dividend Payment Date”) in each year that Series D Preferred Stock is outstanding, with the first Quarterly Dividend Payment Date being December 31, 2011, and shall be prorated for periods shorter than one quarter. The rights of a holder of Series D Preferred Stock as Series D Preferred Dividends shall rank senior to the rights of the Corporation’s Series A Convertible Preferred Stock as to dividends. The Series D Preferred Dividends shall be paid to each holder of Series D Preferred Stock in cash out of legally available funds or, at the Corporation’s election, through the issuance of such number of shares of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”) (rounded down to the nearest whole share with any fractional shares being issued in cash in an amount equal to the Market Price (as defined in Section 4.2 below) of such fractional share of Common Stock) determined by dividing the amount of the total accrued but unpaid dividends then outstanding on such holder’s shares of Series D Preferred Stock by the Market Price then in effect (which for this purpose may not be less than $1.46 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock); provided, however, that (i) the Corporation may not pay such dividends in shares of Common Stock on or prior to December 31, 2014, (ii) the Corporation may not issue shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such issuance, would cause (a) the aggregate number of shares of Common Stock beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to exceed 19.99% of the total number of issued and outstanding shares of Common Stock of the Corporation following such issuance, or (b) the combined voting power of the securities of the Corporation beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the combined voting power of all of the securities of the Corporation then outstanding following such issuance, unless, in either case, the Corporation obtains the requisite stockholder approval under NASDAQ Marketplace Rule 5635(b) (the “Issuance Limitation”), in which case, the Issuance Limitation under this clause (ii) shall no longer apply to the payment of dividends hereunder and (iii) if clause (ii) shall in fact limit the issuance of any shares of Common Stock in payment of a given dividend, then the Corporation’s election to pay such dividend in shares of Common Stock shall be ineffective to the extent of such limitation and such dividend shall instead thereupon be paid in cash by the Corporation out of legally available funds. Any election by the Corporation to pay Series D Preferred Dividends in cash or shares of Common Stock shall be made uniformly with respect to all outstanding shares of Series D Preferred Stock for a given dividend period. For purposes of this Section 1.1 the aggregate number of shares of Common Stock or voting securities beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, shall include the shares of Common Stock to be issued as part of such dividend payment, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Corporation that do not have voting power (including without limitation any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates and other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act.
          1.2 Notwithstanding the foregoing, if any Series D Preferred Dividend is not paid by the Corporation within five trading days following a Quarterly Dividend Payment Date, such Series D Preferred Dividend shall continue to accrue and the Corporation shall be obligated to pay the holders a late fee with respect to such Series D Preferred Dividend, which shall be paid by the Corporation in cash, at the rate of sixteen percent (16%) per annum (or such lesser rate permitted by applicable law) (the “Dividend Late Fee”), and shall accrue daily from the applicable Quarterly Dividend Payment Date through and including the date the Corporation pays such Series D Preferred Dividend plus the Dividend Late Fee in full (which amount shall be paid as liquidated damages and not as a penalty); provided however, that no Dividend Late Fee shall accrue or be owed with respect to any Series D Preferred Dividend (i) that the Corporation is not permitted to pay under Delaware law or (ii) to be paid in cash that is not paid at a time when the Corporation has less than $10 million of cash and cash equivalents as of the applicable Quarterly Dividend Payment Date as certified in writing by the Corporation to the holders.
          1.3 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and dividends on the Series A Convertible Preferred Stock in accordance with Section 2(a) of the Certificate of Designations for the Series A Convertible Preferred Stock) unless the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate dividends then accrued on such share of Series D Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend.
          1.4 The “Series D Original Issue Price” shall mean $8.1375 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.
     2. Liquidation, Dissolution or Winding Up.
          2.1 Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock, Series A Convertible Preferred Stock or any other class of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to liquidation, by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series D Original Issue Price, plus any dividends accrued or declared but unpaid thereon, or (ii) such amount per share as would have been payable with respect to such share had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock and subject to any other distribution that may be required with respect to any other series of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and any class or series of capital stock that participates with the Common Stock in such distributions.
     3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast a number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.
     4. Optional Conversion.
     The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          4.1 Right to Convert.
               4.1.1 Conversion Ratio. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” shall initially be equal to $1.6275. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Notwithstanding the foregoing, the Corporation shall not effect any conversion of such holder’s Series D Preferred Stock and such holder shall not be entitled to convert its shares of Series D Preferred Stock for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause (a) the aggregate number of shares of Common Stock beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the total number of issued and outstanding shares of Common Stock of the Corporation (including for such purpose the shares of Common Stock issuable upon conversion of the Series D Preferred Stock) following such conversion, or (b) the combined voting power of the securities of the Corporation beneficially owned by a holder of Series D Preferred Stock and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the combined voting power of all of the securities of the Corporation then outstanding following such conversion, unless, in either case, the Corporation obtains the requisite stockholder approval under NASDAQ Marketplace Rule 5635(b) unless the Corporation obtains the requisite stockholder approval under NASDAQ Marketplace Rule 5635(b), in which case, this limitation under this Section 4.1.1 shall no longer apply to the holder. For purposes of this Section 4.1.1, the aggregate number of shares of Common Stock or voting securities beneficially owned by the holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act shall include the shares of Common Stock issuable upon the conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Corporation that do not have voting power (including without limitation any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates and other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act.
               4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 5 or 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock.

          4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price of a share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion. The “Market Price” of the Common Stock shall be determined as follows: if the Common Stock is listed on a national securities exchange or another nationally recognized trading system, the Market Price per share of Common Stock shall be deemed to be the greater of (a) the 20 consecutive trading day average closing price per share of the Corporation’s common stock ending on the trading day immediately prior to the date of determination and (b) the closing price of the Corporation’s common stock on the trading day immediately prior to the date of determination; and if the Common Stock is not listed on a national securities exchange or another nationally recognized trading system, the Market Price per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Corporation to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company). Upon request of a holder of Series D Preferred Stock, the Board of Directors (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the holder of the Market Price and furnish the holder with reasonable documentation of the Board’s determination of such Market Price. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the date of determination, then the Board shall make, and shall provide or cause to be provided to the holder notice of, a determination of the Market Price within 15 days of a request by the holder that it do so.
          4.3 Mechanics of Conversion.
               4.3.1 Notice of Conversion. In order for a holder of Series D Preferred Stock to voluntarily convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series D Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series D Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all accrued or declared but unpaid dividends on the shares of Series D Preferred Stock converted.
               4.3.2 Reservation of Shares. The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series D Conversion Price.
               4.3.3 Effect of Conversion. All shares of Series D Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued or declared but unpaid thereon. Any shares of Series D Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.
               4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series D Conversion Price shall be made for any declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

               4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          4.4 Adjustments to Series D Conversion Price for Diluting Issues.
               4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
                    (a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (b) “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.
                    (c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):
(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series D Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued as payments of interest on notes or other indebtedness of the Company;

(vi)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation;

(vii)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services, including placement agents, pursuant to transactions approved by the Board of Directors of the Corporation;

(viii)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation; or

(ix)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation.
               4.4.2 No Adjustment of Series D Conversion Price. No adjustment in the Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. The term “Requisite Holders”

shall mean the holders of at least a majority of the then outstanding shares of Series D Preferred Stock.
               4.4.3 Deemed Issue of Additional Shares of Common Stock.
                    (a) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (i) the Series D Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
                    (c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible

Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, the Series D Conversion Price shall be readjusted to such Series D Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
                    (e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series D Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series D Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series D Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
               4.4.4 Adjustment of Series D Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than $1.46 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula below; provided, however that in no event shall the Series D Conversion Price hereunder be reduced under this Section 4.4.4 to a price that is less than $1.46 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock):
CP2 = CP1* (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
                    (a) “CP2” shall mean the Series D Conversion Price in effect immediately after such issue of Additional Shares of Common Stock
                    (b) “CP1” shall mean the Series D Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
                    (c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series D Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
                    (d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
                    (e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
          4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (a) Cash and Property: Such consideration shall:
(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.
                    (b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing
(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
               4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series D Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
          4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Series D Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Series D Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
          4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction:
(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

          4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series D Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.
          4.8 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.
          4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series D Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series D Preferred Stock.

          4.10 Notice of Record Date. In the event:
               (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
               (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any consolidation or merger of the Corporation; or
               (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
     5. Redemption by Corporation.
          5.1 Redemption. Shares of Series D Preferred Stock may be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series D Original Issue Price per share, plus all accrued or declared but unpaid dividends thereon (the “Redemption Price”), at any time after November 4, 2013, if the closing sales price of the Common Stock for 20 or more trading days in a period of 30 consecutive trading days is equal to or greater than 200% of the Series D Conversion Price, provided that the Corporation provides written notice of such redemption to each holder of Series D Preferred Stock within 30 days of the end of such 30 consecutive trading day period (the “Redemption Notice”). The Corporation shall send the Redemption Notice to each holder of record of Series D Preferred Stock not less than 30 days prior to the date fixed by the Corporation for such redemption (the “Redemption Date”). The Redemption Notice shall state:
               (a) the Redemption Date and the Redemption Price;
               (b) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

               (c) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.
          5.2 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series D Preferred Stock, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.
          5.3 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred Stock is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
     6. Fundamental Change Redemption.
          6.1 Fundamental Change. Upon the occurrence of a Fundamental Change, each holder of shares of Series D Preferred Stock may, at its sole option, require the Corporation to purchase all or a portion of its shares of Series D Preferred Stock (the “Fundamental Change Redemption”) at a price equal to Redemption Price. A “Fundamental Change” shall mean any of the following events:
               (a) any “person” or “group” (each term as defined in the Exchange Act) that is not an affiliate of any holder of shares of Series D Preferred Stock becoming the “beneficial owner” (as defined in the Exchange Act) of voting securities of the Corporation, representing 66 2/3% or more of the outstanding voting securities of the Corporation (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein) other than in connection with a transaction described in clause (d) below;
               (b) the recapitalization or reclassification of the Common Stock of the Corporation;

               (c) a sale of all or substantially all of the assets of the Corporation’s assets to a person that is not an affiliate of any holder of shares of Series D Preferred Stock; or
               (d) a merger, consolidation, business combination or similar transaction the result of which a “person” or “group” (each as defined in the Exchange Act) that is not an affiliate of any holder of shares of Series D Preferred Stock owns voting securities representing 66 2/3% or more of the outstanding voting securities of the surviving entity upon completion of such transaction.
          6.2 Exercise of Fundamental Change Redemption Option. The Company shall send a written notice (the “Fundamental Change Notice”) to each holder of shares of Series D Preferred Stock of (i) the occurrence of a Fundamental Change described in Subsection 6.1(a) above, within 10 days of the Corporation’s becoming aware of the occurrence of such Fundamental Change, and (ii) a Fundamental Change described in Subsection 6.1(b)-(d) above, in accordance with Section 4.10. The Fundamental Change Notice shall describe the Fundamental Change and state that each holder of shares of Series D Preferred Stock has the right to require a Fundamental Change Redemption. In order to require a Fundamental Change Redemption, a holder of Series D Preferred Stock must deliver written notice to the Corporation requesting the Fundamental Change Redemption within five days after the date of the Fundamental Change Notice and stating the number of shares of Series D Preferred Stock to be redeemed. Unless prohibited by Delaware law governing distributions to stockholders, the Corporation shall redeem the shares of Series D Preferred Stock requested to be redeemed at a price equal to the Redemption Price and on a date to be fixed by the Corporation which shall not be more than 30 days from the date of the last timely delivered Fundamental Change Redemption request. If, on the date of the Fundamental Change Redemption, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series D Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.
          6.3 Redemption Notice. Following receipt of a timely request for a Fundamental Change Redemption by a holder of Series D Preferred Stock, the Corporation shall send written notice of the mandatory redemption to the holder stating:
                    (a) the date fixed for the Fundamental Redemption (the “Fundamental Redemption Date”) and the Redemption Price;
                    (b) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and
                    (c) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.
          6.4 Surrender of Certificates; Payment. On or before the Fundamental Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such

Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the notice from the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.
          6.5 Rights Subsequent to Redemption. If on the Fundamental Redemption Date the Redemption Price payable upon redemption of the shares of the Series D Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Fundamental Redemption Date terminate, except only the right to the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
          6.6 Fundamental Change and Dividends. Upon the occurrence of a Fundamental Change as described in Subsection 6.1(c)-(d), the Company’s obligation to pay Series D Preferred Dividends shall terminate.
     7. Redeemed or Otherwise Acquired Shares. Any shares of Series D Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred Stock following redemption.
     8. Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the Requisite Holders.
     9. Notices. Any notice required or permitted to be given to a holder of shares of Series D Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

     IN WITNESS WHEREOF, this Certificate of Designations has been executed by a duly authorized officer of this corporation on this 4th day of November, 2011.

By:	/s/ Sudhir Agrawal
Chief Executive Officer

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